EXHIBIT 3.5

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                 IBX GROUP INC.

                          Document Number P97000064975

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following amendment to its articles of incorporation:

FIRST: Article IV is amended to read as follows:

                                   ARTICLE IV
                                   ----------

         The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

         NUMBER OF SHARES          PAR VALUE                 CLASS OF
            AUTHORIZED             PER SHARE                  STOCK
         ----------------          ---------                 --------

          5,000,000                  $.005                   Preferred

          500,000,000                $.005                   Common

         Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

THIRD: This amendment was adopted by the Board of Directors on December 10, 2003 and by the shareholders at a duly called meeting on June 30, 2004.


         Signed this 30th day of June 2004.


                                        /s/ Evan Brovenick
                                        ---------------------
                                        Evan Brovenick, President